GAP INC. ANNOUNCES DEPARTURE OF CHIEF LEGAL AND ADMINISTRATIVE OFFICER LAURI SHANAHAN THIS SPRING

SAN FRANCISCO - Jan. 22, 2008 - Gap Inc. (NYSE: GPS) today announced that chief legal and administrative officer Lauri Shanahan plans to leave the company after a transition period, effective March 31.

"Over her 15 years with the company, Lauri has played a key leadership role on a number of critical growth and operating initiatives. She leaves a tremendous legacy earned through her hard work and dedication to the company," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

"With strong leaders now in place within the company, I can understand why this is the right time for Lauri to make a change. I wish Lauri and her family all the best, and know that she'll be incredibly successful in her future endeavors," added Mr. Murphy.

Ms. Shanahan, 45, joined Gap Inc. in 1992, and held various positions before becoming General Counsel in 1998 and Corporate Secretary in 2000. Thereafter, her responsibilities continued to expand into areas including real estate, social responsibility, government affairs and public policy, loss prevention, and Gap Foundation.

"My career with Gap Inc. has been incredibly rewarding and fulfilling," Ms. Shanahan said. "With our new CEO in place, this is the best time for me to take a break before embarking on my next challenge. I have the deepest respect for this company, its founders, our leaders, and all of our employees who make Gap Inc. a great place to work."

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2006 sales were $15.9 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia, Europe, and the Middle East. For more information, please visit gapinc.com.

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